Exhibit 23.13

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion in or incorporation by reference into this Registration Statement on Form S-8 (including any amendments or supplements thereto, related appendices, and financial statements) (this “Registration Statement”) of Crescent Energy Company (the “Company”) of our firm’s reserves report dated September 7, 2021, prepared for Liberty Energy LLC as of December 31, 2019. We hereby further consent to all references to our firm or such repots included in or incorporated by reference into this Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

December 10, 2021